Exhibit 99.1

Chart Industries to Acquire Sustainable Energy Solutions

Atlanta, Georgia – December 15, 2020 – Chart Industries, Inc. (“Chart”) (NASDAQ: GTLS) today announced the signing of an exclusive letter of intent to acquire Sustainable Energy Solutions, Inc. (“SES”), subject to execution of definitive transaction documentation, for $20 million in cash and an associated earn-out. The deal is expected to close in the next 30 days.

SES’s Cryogenic Carbon Capture™ (“CCC”) technology eliminates most emissions from fossil fuels while enabling better use of intermittent renewables through grid-scale energy storage. Coupling SES’s CCC technology with our air-cooled heat exchangers, brazed aluminum heat exchangers, IPSMR® refrigeration/liquefaction system and cryogenic storage and transport equipment creates a one-stop full solution option for those looking for integrated technology and equipment.

In addition to expanding our existing carbon capture equipment into a full solution including the process, this transaction will build upon the sustainability trends and interlinkages between clean energy, clean water, clean food and clean industrial applications for which Chart is uniquely positioned. The combination of SES and Chart will expand our capabilities and addressable market in the following areas:

•	Small-scale through utility-scale energy storage combined with carbon capture solutions

•	Carbon Capture integrated with LNG liquefaction processes and equipment for Energy Storage

•	Road, Rail, and Water transport equipment, and onsite storage options for Liquid CO2 generated through CCC

•	Utilization of captured CO2 for pH adjustment and water stability related to water treatment

Following the consummation of this transaction and the above expansion areas, our total addressable market for carbon and direct air capture will expand from $400 million to $600 million in the near-term. One such example of a well-underway, near-term commercial opportunity is a carbon capture system for which SES and Chart would build a modular CO2 capture solution that will be hosted at a cement plant and result in the combination of the CO2 produced with another molecule to make a clean transportation fuel. While we see near-term commercial opportunities, we do not expect a material change to our 2021 outlook as the result of this transaction.

Winston & Strawn LLP is serving as legal advisor to Chart on the transaction.

Chart will hold an investor call to walk through the supplemental presentation included with this release on Tuesday, December 15, 2020 at 9:30am eastern time. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S., entering conference ID 9077086. Please log-in or dial-in at least five minutes prior to the start time. A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com. You may also listen to a recorded replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 9077086.

About Chart Industries, Inc.

Chart Industries, Inc. is a leading independent global manufacturer of highly engineered equipment servicing multiple applications in the Energy and Industrial Gas markets. Our unique product portfolio is used in every phase of the liquid gas supply chain, including upfront engineering, service and repair. Being at the forefront of the clean energy transition, Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 Capture amongst other applications. We are committed to excellence in environmental, social and corporate governance (ESG) issues both for our company as well as our customers. With over 25 global locations from the United States to Asia, Australia, India, Europe and South America, we maintain accountability and transparency to our team members, suppliers, customers and communities. To learn more, visit www.Chartindustries.com.

FORWARD-LOOKING STATEMENTS

Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s business plans, including statements regarding pending acquisitions (including the expectation that the Company will enter into definitive transaction documentation to acquire SES), completed acquisitions, cost synergies and efficiency savings, objectives, future orders, revenues, margins, earnings or performance, liquidity and cash flow, capital expenditures, business trends, governmental initiatives, including executive orders and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance,” “continue,” “target,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this press release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include: the Company’s ability to successfully integrate recent acquisitions and achieve the anticipated revenue, earnings, accretion and other benefits from these acquisitions; the Company’s ability to enter into definitive transaction documentation to acquire SES; risks relating to the recent outbreak and continued uncertainty associated with the coronavirus (COVID-19) and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC and Quarterly Reports on Form 10-Q, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

For more information, click here:

http://ir.chartindustries.com/

Investor Relations Contact:

Wade Suki

Director of Investor Relations

832-524-7489

wade.suki@chartindustries.com

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